Filed Pursuant to Rule 433

Registration No. 333-192513-08

Free Writing Prospectus dated August 12, 2015

Santander Drive Auto Receivables Trust 2015-4

Issuing Entity

Santander Drive Auto Receivables LLC	Santander Consumer USA Inc.
Depositor	Sponsor and Servicer

The depositor has prepared a preliminary prospectus supplement dated August 12, 2015 and prospectus dated August 12, 2015 which describe the notes to be issued by the issuing entity. You should review the preliminary prospectus supplement and the prospectus in their entirety before deciding to purchase any of the notes.

Ratings

The depositor expects that the notes issued by the issuing entity will receive the indicated credit ratings from the nationally recognized statistical rating organizations, or “rating agencies,” listed below.

	Moody’s Investors Service, Inc.	Fitch Ratings, Inc.	DBRS, Inc.
Class A-1 Notes	P-1(sf)	F1+sf	R-1(high)(sf)
Class A-2-A Notes	Aaa(sf)	AAAsf	AAA(sf)
Class A-2-B Notes	Aaa(sf)	AAAsf	AAA(sf)
Class A-3 Notes	Aaa(sf)	AAAsf	AAA(sf)
Class B Notes	Aa2(sf)	AAsf	AA(sf)
Class C Notes	A2(sf)	Asf	A(sf)
Class D Notes	Baa2(sf)	BBBsf	BBB(sf)

It is a condition to the issuance of the notes that, on the closing date, each class of notes receive at least the ratings listed above.

Underwriters

Wells Fargo Securities	Citigroup

Solely with respect to the Class A Notes:

BNP PARIBAS	RBC Capital Markets	Santander	SOCIETE GENERALE

The depositor has filed a registration statement (including a prospectus supplement and prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-326-5897.